Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 14, 2022, with respect to the consolidated financial statements of Emerson Electric Co., and the effectiveness of internal control over financial reporting, incorporated by reference herein. The audit report on the effectiveness of internal control over financial reporting as of September 30, 2022, contains an explanatory paragraph that states the Company acquired Aspen Technology, Inc. during 2022, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2022, Aspen Technology, Inc.’s internal control over financial reporting representing 36 percent of total assets and 2 percent of total revenues included in the consolidated financial statements of the Company as of and for the year ended September 30, 2022. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Aspen Technology, Inc.

/s/ KPMG LLP St. Louis, Missouri October 11, 2023